Exhibit 99.1

OS Therapies Completes Exercise Inducement and Exchange
Offer for All Remaining Outstanding Warrants Issued in Connection with December 2024 Financing

▪	All remaining holders of outstanding warrants with $1.12 per share exercise price have participated, raising $3.7 million in gross proceeds to be used to accelerate OST-HER2 commercial launch preparations

▪	New warrants issued have an exercise price of $3.00 per share with a forced exercise provision when the stock trades above $9.00

New York, NY, September 2, 2025 – OS Therapies Inc. (NYSE American: OSTX) (“OS Therapies” or “the Company”), a clinical-stage cancer immunotherapy and antibody drug conjugate biotechnology company, today announced that it has completed a warrant inducement and exchange offer with the holders of all remaining outstanding warrants with an exercise price $1.12 per share issued in connection with a private placement with an initial closing date of December 31, 2024 (the “Warrant Exchange”). The Company completed the Warrant Exchange on substantially similar terms to the previously announced warrant exercise inducement and exchange offer on July 14, 2025. The Warrant Exchange raised approximately $3.7 million in gross proceeds, which the Company intends to use primarily to accelerate commercial preparations following OST-HER2 in the prevention or delay of recurrent, fully resected, pulmonary metastatic osteosarcoma in the United States. The Company now has funding into 2027.

“Given the highly productive meeting we just completed with FDA, we remain confident in our ability to rapidly bring OST-HER2 to patients,” said Paul Romness, MPH, Chairman & CEO of OS Therapies. “Completing this transaction positions us to bring forward into early 2026 the timing of potential commercialization of OST-HER2 in the United States, subject to regulatory approval by FDA.”

Mr. Romness continued, “In parallel, eliminating existing warrants with an exercise price of $1.12 per share (the “Old Warrants”) reduces potential short selling activity in our common stock, while issuing new warrants with a $3.00 per share exercise price and a forced exercise provision when the stock trades above $9.00 per share (the “New Warrants”) as consideration for the exercise of the Old Warrants positions the Company to bring in additional minimally dilutive capital in the event the Company is successful in executing its strategy. In the event the New Warrants’ forced exercise provision is triggered, assuming no adjustment is made to the existing exercise price, we expect over $20 million in additional funding would flow into the Company, allowing us to resume the clinical development of OST-504 in prostate cancer, as well as drive additional value-building activities in our OS Animal Health and OS Drug Conjugates subsidiaries.”

Ceros Financial Services, Inc. acted as the exclusive warrant solicitation agent for the transaction.

About OS Therapies

OS Therapies is a clinical stage oncology company focused on the identification, development, and commercialization of treatments for Osteosarcoma (OS) and other solid tumors. OST-HER2, the Company’s lead asset, is an immunotherapy leveraging the immune-stimulatory effects of Listeria bacteria to initiate a strong immune response targeting the HER2 protein. OST-HER2 has received Rare Pediatric Disease Designation (RPDD) from the U.S. Food & Drug Administration and Fast-Track and Orphan Drug designations from the U.S. FDA and European Medicines Agency. The Company reported positive data in its Phase 2b clinical trial of OST-HER2 in recurrent, fully resected, lung metastatic osteosarcoma, demonstrating statistically significant benefit in the 12-month event free survival (EFS) primary endpoint of the study. The Company anticipates submitting a Biologics Licensing Application (BLA) to the U.S. FDA for OST-HER2 in osteosarcoma in 2025 and, if approved, would become eligible to receive a Priority Review Voucher that it could then sell. OST-HER2 has completed a Phase 1 clinical study primarily in breast cancer patients, in addition to showing preclinical efficacy data in various models of breast cancer. OST-HER2 has been conditionally approved by the U.S. Department of Agriculture for the treatment of canines with osteosarcoma.

In addition, OS Therapies is advancing its next-generation Antibody Drug Conjugate (ADC) and Drug Conjugates (DC), known as tunable ADC (tADC), which features tunable, tailored antibody-linker-payload candidates. This platform leverages the Company’s proprietary silicone Si-Linker and Conditionally Active Payload (CAP) technology, enabling the delivery of multiple payloads per linker. For more information, please visit www.ostherapies.com.

Forward-Looking Statements

Statements in this press release about future expectations, plans and prospects, as well as any other statements regarding matters that are not historical facts, may constitute forward-looking statements within the meaning of the federal securities laws. These forward-looking statements and terms such as “anticipate,” “expect,” “intend,” “may,” “will,” “should” or other comparable terms involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the future. Those statements include statements regarding the intent, belief or current expectations of OS Therapies and members of its management, as well as the assumptions on which such statements are based. OS Therapies cautions readers that forward-looking statements are based on management’s expectations and assumptions as of the date of this press release and are subject to certain risks and uncertainties that could cause actual results to differ materially, including, but not limited to the approval of OST-HER2 by the U.S. FDA and other risks and uncertainties described in “Risk Factors” in the Company’s most recent Annual Report on Form 10-K, most recent Quarterly Report on Form 10-Q and other subsequent documents the Company files with the Securities and Exchange Commission. Any forward-looking statements contained in this press release speak only as of the date hereof, and, except as required by the federal securities laws, OS Therapies specifically disclaims any obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

OS Therapies Contact Information:

Investor Relations

Harrison Seidner, PhD

WaterSeid Partners

OSTX@waterseid.com

Public Relations

Stephanie Chen

Elev8 New Media

stephanie@elev8newmedia.com

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